Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Third Quarter Ended September 30, 2012

Greenwood Village, CO — October 29, 2012 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended September 30, 2012.

Financial and Operational Results

During the Company’s fiscal third quarter 2012:

•                  Earnings per diluted share were $0.24, compared to fiscal third quarter 2011 earnings per diluted share of $0.14, on a GAAP basis.  Adjusted earnings per diluted share during the fiscal third quarter a year ago were $0.24 (See Schedule I)

•                  Total revenues increased 3.4% to $213.3 million; Company-owned comparable restaurant revenues increased 1.1%

•                  Restaurant-level operating profit margin increased to 19.7% from 18.8% in the same period last year (See Schedule II)

•                  The Company opened four Red Robin® restaurants and two Red Robin’s Burger Works®

Net income for the 12 weeks ended September 30, 2012, was $3.5 million compared to $2.1 million for the comparable period in 2011.  Fiscal third quarter 2011 net income excluding charges related to impairment of a Company-owned restaurant and executive transition and severance expenses was $3.7 million.  See Schedule I below for a reconciliation of these adjustments to net income in the fiscal third quarter of 2011.

For the 40 weeks ended September 30, 2012, GAAP net income was $21.8 million, or $1.48 per diluted share, compared to $17.7 million, or $1.15 per diluted share, for the comparable period in 2011.  Adjusted net income for the same period a year ago was $20.2 million, or $1.31 per diluted share.

“The success of Red Robin’s marketing initiatives and solid operational performance of our restaurant teams contributed to strong results in the third quarter and allowed us to outperform the casual dining category in an intensely competitive market,” said Steve Carley, Red Robin Gourmet Burgers, Inc. Chief Executive Officer.  “During the quarter, we again achieved year-over-year improvement in guest counts, gains in restaurant revenues and continued expansion in our operating margins.  We were especially pleased with the performance of our Tavern Double™ platform, which is our most successful new platform launch and continues to offer innovation and everyday value to our guests while reinforcing Red Robin’s burger authority.  Given our progress so far this year, we are on track to meet our objectives for 2012, including continued operational discipline, building our new product pipeline, elevating the guest experience and expanding our restaurant base through new unit development.”

Operating Results

Total Company revenues, which include Company-owned restaurant revenues and franchise royalties, increased 3.4% to $213.3 million in the fiscal third quarter of 2012 versus $206.2 million in the same period last year.  System-wide restaurant revenues in the fiscal third quarter of 2012 totaled $291.8 million, compared to $287.1 million in the same period last year at constant currency rates.  Fiscal third quarter 2012 Company revenues were increased by approximately $1.0 million due to changes to Red Royalty™ incentives, which reduced deferred revenue.

Comparable restaurant revenues increased 1.1% for Company-owned restaurants in the fiscal third quarter of 2012 compared to the fiscal third quarter of 2011.  Guest counts increased 0.8% in the third quarter compared to a year ago while average guest check increased 0.3%, including 0.5% related to the changes to Red Royalty™ incentives.  Year to date through the fiscal third quarter of 2012, comparable restaurant revenues increased 0.9% compared to a year ago and were driven by a 1.9% increase in average guest check, partially offset by a 1.0 % decrease in guest counts.

Average weekly revenues in Company-owned Red Robin® restaurants increased to $52,780 per unit in the fiscal third quarter of 2012 (3,959 operating weeks) compared to $52,370 a year ago (3,870 operating weeks).  In the Company’s franchised restaurants, average weekly revenues per unit were $51,510 in the fiscal third quarter of 2012 (1,592 operating weeks) compared to $51,330 last year (1,644 operating weeks).

Restaurant-level operating profit margins at Company-owned restaurants were 19.7% in the fiscal third quarter of 2012 compared to 18.8% in the fiscal third quarter of 2011, an improvement of 90 basis points.  The higher margins resulted primarily from lower average food costs, particularly dairy and produce, improved sales mix, and lower other operating costs partially offset by higher labor costs and occupancy expenses.  Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Selling, general and administrative (“SG&A”) expenses were $24.5 million in the 12 weeks ended September 30, 2012, compared to $22.9 million in the same period of fiscal 2011.  Selling expenses were $5.5 million in the third quarter 2012, an increase of $0.5 million due primarily to higher costs related to the expansion of the Company’s gift card program.  Other general and administrative costs increased $1.1 million due mainly to development of the Company’s new information systems and higher stock-based compensation.

The Company had an effective tax rate of 25.5% in the fiscal third quarter of 2012, compared to a 21.7% tax benefit in the fiscal third quarter of 2011.  Income tax expense in the fiscal third quarter of 2012 was $1.2 million compared to a tax benefit of $0.4 million for the same period in 2011.

Restaurant Openings

As of the end of the fiscal third quarter of 2012, there were 331 Company-owned Red Robin® restaurants, five Red Robin’s Burger Works® and 132 franchised Red Robin locations.  In the fiscal third quarter of 2012, the Company opened four new Red Robin® restaurants and two new Red Robin’s Burger Works®  and closed one Company-owned restaurant.  Two franchised locations in Texas that closed during the fiscal second quarter of 2012 were reopened in the fiscal third quarter of 2012 by a different franchisee.

Balance Sheet and Liquidity

On September 30, 2012, the Company had cash and cash equivalents of $26.9 million and total debt of $132.0 million, including $10.1 million of capital lease liabilities.

During the fiscal third quarter of 2012, the Company repurchased approximately 266,000 shares of stock for $7.9 million.  During the first 40 weeks of fiscal 2012, the Company repurchased approximately 521,000 shares for $15.7 million.  As of September 30, 2012, under the current board-authorized plan, $32.0 million remained available for future stock repurchases.

During the first 40 weeks of 2012, cash generated from operations totaled $72.3 million compared to $73.1 million for the same period in 2011, and capital investments amounted to $42.9 million, including $3.2 million for the acquisition of a franchised restaurant, compared to $32.7 million through the fiscal third quarter of 2011.

Updated Outlook for 2012

Red Robin’s 2012 fiscal year consists of 53 weeks ending on December 30, 2012.

In fiscal 2012, the Company expects comparable restaurant sales growth at or slightly above 0.5% compared to the prior year.  In the fourth quarter, the Company plans to open three new restaurants bringing the total new openings for 2012 to 14, including four Red Robin’s Burger Works®.

Restaurant-level operating profit margins are expected to be approximately 20.5% of restaurant sales in fiscal 2012.

SG&A costs are expected to be approximately $110 million, including approximately $6.0 million in costs related to investments in technology infrastructure and testing of the Company’s brand transformation initiatives.  The income tax rate in fiscal 2012 is expected to be approximately 24%.

During fiscal 2012, the Company expects to have made between $55 million and $60 million in capital expenditures, which will have been used to open new restaurants, as well as fund restaurant and technology infrastructure improvements and remodeling investments.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal 2012 is estimated to be $0.23 on an annualized basis.  Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.05, and a change of $193,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal third quarter 2012 results today at 10:00 a.m. ET. The conference call number is (888) 505-4375, or for international callers (719) 325-2435.  The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast. To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from one hour after the call until midnight on Monday, November 5, 2012.  The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 7934629.  The webcast replay will also be available on the Company’s website until midnight on Sunday, December 30, 2012.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages.  In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages.  There currently are 471 Red Robin® restaurants located across the United States and Canada, including 333 company-owned full-size restaurants and five Red Robin’s Burger Works® locations, and 133 restaurants operating under franchise agreements.

Forward-Looking Statements:

Forward-looking statements in this press release regarding our expected earnings per share, restaurant sales, new restaurant growth, future economic performance, certain statements under the heading “Updated Outlook for 2012” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “will,” “expect,” “believe,” “anticipate,” “intend,” or “estimate,”  or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following:  the effectiveness of the Company’s marketing strategies, loyalty program and guest count initiatives;

the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; the uncertain general economic conditions;  the cost and availability of key food products, labor and energy; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; the ability to fulfill planned expansion; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011

Revenues:
Restaurant revenue	$209,754	$202,679	$724,328	$696,338
Franchise royalties and fees and other revenues	3,563	3,565	12,125	12,531
Total revenues	213,317	206,244	736,453	708,869

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	52,066	51,688	182,945	175,599
Labor	71,729	68,143	243,410	235,588
Operating	28,374	29,226	94,656	96,968
Occupancy	16,309	15,458	53,213	50,215
Depreciation and amortization	13,284	13,006	42,468	42,751
Selling, general and administrative	24,469	22,926	83,920	79,508
Pre-opening costs	1,250	622	2,835	2,799
Asset impairment charge	—	1,919	—	1,919
Total costs and expenses	207,481	202,988	703,447	685,347

Income from operations	5,836	3,256	33,006	23,522

Other expense:
Interest expense, net and other	1,093	1,556	4,193	4,424

Income before income taxes	4,743	1,700	28,813	19,098
Income tax expense (benefit)	1,210	(369)	6,974	1,426
Net income	$3,533	$2,069	$21,839	$17,672
Earnings per share:
Basic	$0.25	$0.14	$1.50	$1.17
Diluted	$0.24	$0.14	$1.48	$1.15
Weighted average shares outstanding:
Basic	14,300	15,024	14,517	15,154
Diluted	14,539	15,277	14,778	15,395

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	September 30, 2012	December 25, 2011
Assets:
Current Assets:
Cash and cash equivalents	$26,866	$35,036
Accounts receivable, net	9,479	14,785
Inventories	17,386	18,040
Prepaid expenses and other current assets	10,707	9,970
Income tax receivable	1,065	1,387
Deferred tax asset	2,745	1,429
Total current assets	68,248	80,647

Property and equipment, net	405,429	402,360
Goodwill	62,525	61,769
Intangible assets, net	38,009	38,969
Other assets, net	10,106	9,231
Total assets	$584,317	$592,976

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$13,755	$14,798
Construction-related payables	5,230	3,328
Accrued payroll and payroll-related liabilities	33,559	35,044
Unearned revenue	14,738	24,139
Accrued liabilities	25,989	19,045
Current portion of term loan, credit facility and capital lease obligations	13,880	10,132
Total current liabilities	107,151	106,486

Deferred rent	44,185	40,025
Notes payable, long-term portion	108,750	136,875
Other long-term debt and capital lease obligations	9,341	9,924
Other non-current liabilities	7,823	4,968
Total liabilities	277,250	298,278

Stockholders’ Equity:
Common stock, $0.001 par value: 30,000,000 shares authorized; 17,472,862 and 17,276,404 shares issued; 14,254,270 and 14,579,257 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 3,218,592 and 2,697,147 shares, at cost	(98,940)	(83,285)
Paid-in capital	184,715	178,111
Accumulated other comprehensive loss, net of tax	(744)	(326)
Retained earnings	222,019	200,181
Total stockholders’ equity	307,067	294,698
Total liabilities and stockholders’ equity	$584,317	$592,976

Schedule I

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except per share data)

(Unaudited)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and forty weeks ended September 30, 2012 and October 2, 2011, net income and basic and diluted earnings per share, excluding the effects of the severance expense, executive transition costs, and initial gift card breakage revenue. The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. The 2011 non-GAAP results were calculated using an assumed 11.5% normalized tax rate on income and expense items before taxes, excluding the identified items. The non- GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Forty Weeks Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011

Net income as reported	$3,533	$2,069	$21,839	$17,672
Executive transition and severance expense	—	541	—	2,228
Asset impairment and restaurant closure costs	—	1,919	—	1,919
Initial cumulative gift card breakage income	—	—	—	(438)
Income tax benefit	—	(846)	—	(1,183)

Adjusted net income	$3,533	$3,683	$21,839	$20,198

Basic net income per share:
Net income as reported	$0.25	$0.14	$1.50	$1.17
Executive transition and severance expense	—	0.04	—	0.15
Asset impairment and restaurant closure costs		0.12		0.12
Initial cumulative gift card breakage income	—	—	—	(0.03)
Income tax benefit	—	(0.04)	—	(0.06)

Adjusted earnings per share - basic	$0.25	$0.26	$1.50	$1.35

Diluted net income per share:
Net income as reported	$0.24	$0.14	$1.48	$1.15
Executive transition and severance expense	—	0.04		0.15
Asset impairment and restaurant closure costs		0.12		0.12
Initial cumulative gift card breakage income	—	—	—	(0.03)
Income tax benefit	—	(0.06)	—	(0.08)

Adjusted earnings per share - diluted	$0.24	$0.24	$1.48	$1.31

Weighted average shares outstanding:
Basic	14,300	15,024	14,517	15,154
Diluted	14,539	15,277	14,778	15,395

Schedule II

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

(Unaudited)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and forty weeks ended September 30, 2012, and October 2, 2011, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Forty Weeks Ended
	September 30, 2012		October 2, 2011		September 30, 2012		October 2, 2011
Restaurant revenues	$209,754	98.3%	$202,679	98.3%	$724,328	98.4%	$696,338	98.2%

Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	52,066	24.8	51,688	25.5	182,945	25.3	175,599	25.2
Labor	71,729	34.2	68,143	33.6	243,410	33.6	235,588	33.8
Operating	28,374	13.5	29,226	14.4	94,656	13.1	96,968	13.9
Occupancy	16,309	7.8	15,458	7.6	53,213	7.3	50,215	7.2
Restaurant-level operating profit	41,276	19.7	38,164	18.8	150,104	20.7	137,968	19.8

Add — Franchise royalties and fees and other revenues	3,563	1.7	3,565	1.7	12,125	1.6	12,531	1.8
Deduct — other operating:
Depreciation and amortization	13,284	6.2	13,006	6.3	42,468	5.8	42,751	6.0
Selling, general, and administrative	24,469	11.5	22,926	11.1	83,920	11.4	79,508	11.2
Pre-opening costs	1,250	0.6	622	0.3	2,835	0.4	2,799	0.4
Asset impairment charge	—	0.0	1,919	0.9	—	0.0	1,919	0.3
Total other operating	39,003	18.3	38,473	18.6	129,223	17.6	126,977	17.9

Income from operations	5,836	2.7	3,256	1.6	33,006	4.5	23,522	3.3

Interest expense, net and other	1,093	0.5	1,556	0.8	4,193	0.6	4,424	0.6
Income tax expense (benefit)	1,210	0.6	(369)	(0.2)	6,974	0.9	1,426	0.2
Total other	2,303	1.1	1,187	0.6	11,167	1.5	5,850	0.8

Net income	$3,533	1.7%	$2,069	1.0%	$21,839	3.0%	$17,672	2.5%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.